Exhibit 99.1

ADOMANI® AND ENVIROTECH DRIVE SYSTEMS, INC. ENTER INTO MERGER AGREEMENT

Corona, CA / ACCESSWIRE/ February 17, 2021 / ADOMANI, Inc. (OTCQB: ADOM) a provider of new zero-emission, purpose-built electric vehicles and drivetrain solutions, announced that it executed a merger agreement with Envirotech Drive Systems, Inc. (“EVT”), North America’s first and only manufacturer of purpose-built all-electric zero-emission Class 3, 4, 5, and 6 vehicles. The company previously announced in December 2020 that it had entered into a non-binding letter of intent with EVT.  Upon completion of the merger transaction, expected to close in the first quarter, the stockholders of EVT will hold approximately 56% of the total outstanding shares of common stock of ADOMANI.

“This is a seminal event for ADOMANI,” said Phillip Oldridge, ADOMANI’s Chief Executive Officer. Mr. Oldridge continued, “We have been working diligently to get our purpose-built all-electric vehicles on the road and in service quickly. This is a pivotal time for ADOMANI and our stockholders as we leverage EVT’s extensive experience in the EV industry to provide what we believe will be market leading quality, pricing, and margins. Completing the merger and the previously announced committed PIPE financing will permit us to execute on enhancing further the value we believe we are creating for shareholders, both organically and through other attractive opportunities we are seeing in the marketplace.”

David Oldridge, Chief Technology Officer of Envirotech Electric Vehicles Inc., the current parent corporation of EVT, commented, “We are excited to be entering this next phase of the company’s evolution and to be able to take advantage of the benefits of the public markets.  Through EVT’s combination with ADOMANI, we are gaining a California Air Resources Board-certified California dealership and an experienced accounting and finance department that is familiar with the public company world.”

Terms of the Merger Transaction between ADOMANI and EVT:

The following is a summary of the key terms of the merger.  The merger closing remains subject to EVT stockholder approval. ADOMANI will acquire EVT through a share exchange transaction whereby shares of common stock of ADOMANI will be exchanged for shares of common stock of EVT, which exchange shall be effected through a reverse triangular merger transaction involving a newly formed subsidiary of ADOMANI that will merge with and into EVT with EVT surviving the merger as a wholly-owned subsidiary of ADOMANI.

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Following the completion of the merger, it is contemplated that the holders of EVT common stock will hold shares of common stock of ADOMANI representing approximately 56% of the total outstanding shares of common stock of ADOMANI, or approximately 58% of the total outstanding shares as of December 24, 2020, the date of the letter of intent, as such percentage ownership is subsequently reduced to take into account the stock issuances made by ADOMANI after the signing of the letter of intent and before the closing of the merger.

•	As a condition to the closing of the merger, EVT’s total assets will include at least $5.0 million of cash.

•	Following the closing of the merger the board of directors of ADOMANI shall be comprised of 7 members (a) four of whom will be recommended by EVT, and (b) three of whom will be recommended by ADOMANI.
•	It is expected that the management of ADOMANI will continue to operate the business after the closing of the merger.

About ADOMANI®

ADOMANI, Inc. is a provider of new zero-emission electric vehicles and is a provider of zero-emission electric drivetrain systems for integration in medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI’s zero-emission electric vehicles are focused on reducing the total cost of vehicle ownership and help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com

About Envirotech Drive Systems, Inc.

Envirotech Drive Systems, Inc. has partnered with leading OEM suppliers, and utilizes proprietary systems and technology to build leading edge all-electric vehicles and drive train technology that are now both more efficient as well as more affordable than traditional combustion engines.  EVT believes it will be the first to market to sell and deliver purpose-built all electric vehicles in California without requiring government subsidies. EVT sells a line of newly innovated, high quality, multi-platform electric drive systems, controllers, ancillary components, and telematics options for existing truck fleets as well as for special-purposed vehicles of all sizes. EVT systems can be retrofitted into rolling stock or integrated as OEM parts.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in reports filed by ADOMANI with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed” and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Investor Relations Contacts:

ADOMANI, Inc.

Michael K. Menerey, Chief Financial Officer

Telephone: (951) 407-9860 ext. 205

Email: mike.m@ADOMANIelectric.com

SOURCE: ADOMANI, Inc.